Exhibit 10.17

MANDATORY CONVERSION IMPLEMENTATION AGREEMENT

This agreement (“Agreement”) is made and entered into as of October 6, 2017 by and among VICI Properties Inc., a Maryland corporation (“REIT”), and CPLV Mezz 3 LLC, a Delaware limited liability company (the “Borrower”).

WHEREAS, REIT is the ultimate parent of Borrower;

WHEREAS, the Borrower has entered into that certain Mezzanine C Loan Agreement dated as of October 6, 2017 (as the same may be modified, consolidated, renewed, replaced, restated, amended and/or supplemented from time to time, the “Junior Mezzanine Loan Agreement”), among the Borrower, Wilmington Savings Fund Society, FSB, as Administrative Agent, Wilmington Savings Fund Society, FSB, as Collateral Agent, and each lender from time to time party thereto, providing for, among other things, the mandatory and automatic conversion (the “Mandatory Conversion”) of the principal amount of all outstanding indebtedness of the Borrower under the Junior Mezzanine Loan Agreement for the number of shares of the common stock of REIT, par value $0.01 per share (the “Common Shares”) as determined by the Conversion Rate (as defined in the Junior Mezzanine Loan Agreement);

WHEREAS, it is a condition to the debt-for equity conversion contemplated by the Junior Mezzanine Loan Agreement that REIT issue and allocate a sufficient number of Common Shares to enable the Borrower to satisfy its obligations under the Junior Mezzanine Loan Agreement; and

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

Agreement

1.    In the event that the Borrower is required to deliver Common Shares to the lenders under the Junior Mezzanine Loan Agreement (the “Lenders”) in accordance with terms thereof, then, to the extent necessary to enable the Borrower to satisfy such obligation, REIT agrees, in consideration of the benefits to REIT of the debt-for-equity conversion contemplated by the Junior Mezzanine Loan Agreement but for no other consideration payable by the Borrower or any other person or entity in connection therewith, to issue to the Lenders the number of Common Shares that the Borrower is obligated to deliver to such Lenders, and Borrower hereby directs REIT to deliver, or cause to be delivered, such Common Shares to the Lenders on behalf of the Borrower in accordance with the terms of the Junior Mezzanine Loan Agreement. Any Common Shares delivered by REIT to the Lenders on behalf of the Borrower shall be upon delivery, duly and validly authorized and issued and fully paid and non-assessable by REIT and free from all taxes, liens and charges with respect to the issue and delivery thereof.

2.    Upon the request of a Lender or its permitted assigns (the “Requesting Party”), REIT, at its sole cost and expense, shall remove the legend described in Section 10.29(g) of the Junior Mezzanine Loan Agreement (or instruct the transfer agent for the Common Shares (the “Transfer Agent”) to so remove such legend) from the certificates evidencing Common Shares or book-entry account maintained by the Transfer Agent if (A) such Common Shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the

“Securities Act”), (B) such Common Shares are sold in a public offering in compliance with Rule 144 under the Securities Act or (C) such Common Shares are eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1). In connection with a request to remove the legend from Common Shares pursuant to clause (B) or (C) of the immediately preceding sentence, the Requesting Party or its broker shall deliver to the Transfer Agent and REIT a customary broker representation letter certifying to the Transfer Agent and REIT that the Requesting Party is not an Affiliate (as defined under the Securities Act) of REIT and the length of time such Common Shares have been held by the Requesting Party.

3.    The Borrower hereby agrees to indemnify REIT and each of its directors and officers (each, an “Indemnified Party”) against, and agrees to hold, save and defend each Indemnified Party harmless from, any loss, expense or damage (including, without limitation, reasonable attorneys’ fees and expenses and court costs actually incurred) suffered or incurred by an Indemnified Party by reason of anything such Indemnified Party may in good faith do or refrain from doing for or on behalf of the Borrower pursuant to this Agreement; provided, however, that the Borrower shall not be required to indemnify an Indemnified Party for any loss, expense or damage that such Indemnified Party may suffer or incur as a result of its willful misconduct or gross negligence.

4.    REIT hereby represents and warrants that each of the Borrower, VICI Properties GP LLC (“GP”), VICI Properties L.P. (“OP”), VICI Properties 1 LLC (“Propco 1”), CPLV Mezz 2 LLC (“Mezz 2”) and CPLV Mezz 1 LLC (“Mezz 1”, together with the Borrower, Mezz 2, Mezz 3, Propco 1, OP and GP, the “Relevant Subsidiaries”) is a disregarded entity for U.S. federal income tax purposes. All of the interests in the Relevant Subsidiaries are owned by REIT or other Relevant Subsidiaries. There is no plan or intention to take any action or allow any action to be taken that would result in any of the Relevant Subsidiaries being treated as anything other than a disregarded entity for U.S. federal income tax purposes with an effective date prior to the date that is one day after the date upon which the Mandatory Conversion occurs.

5.    REIT covenants that it will not take any action or allow any action to be taken that would result in any of the Relevant Subsidiaries being treated as anything other than a disregarded entity for U.S. federal income tax purposes with an effective date prior to the date that is one day after the date upon which the Mandatory Conversion occurs.

6.    Notwithstanding any provision in this Agreement or the Junior Mezzanine Loan Agreement to the contrary, neither Borrower nor REIT shall be entitled to withhold any amount with respect to the Mandatory Conversion. Neither Borrower nor REIT shall take any action or position with respect to the Mandatory Conversion inconsistent with its treatment as not a realization event for U.S. federal income tax purposes.

7.    Miscellaneous.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

(b)    Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Junior Mezzanine Loan Agreement.

(c)    In the event that any claim of inconsistency between this Agreement and the terms of the Junior Mezzanine Loan Agreement arise, as each may from time to time be amended, the terms of the Junior Mezzanine Loan Agreement shall control.

(d)    If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among the parties hereto to the full extent permitted by applicable law.

(e)    The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights to any other person, except that the Lenders shall be deemed third-party beneficiaries of this Agreement and shall be entitled to enforce the provisions of this Agreement as if they were parties hereto.

(f)    This Agreement may not be assigned by either party without the prior written consent of both parties.

(g)    In furtherance of paragraph 7(e) herein, the Borrower and REIT may not amend, modify or waive any provision of this Agreement without a Majority Decision (as defined in the Co-Lender Agreement (as defined in the Junior Mezzanine Loan Agreement)) by Lenders.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

VICI PROPERTIES INC.

By:	/s/ Mary E. Higgins
Name: Mary E. Higgins
Title: Chief Financial Officer

CPLV MEZZ 3 LLC

By:	/s/ John Payne
Name: John Payne
Title: President